UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2017

NETLIST, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33170	95-4812784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

175 Technology, Suite 150

Irvine, California 92618

(Address of Principal Executive Offices)

(949) 435-0025

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

As previously disclosed, in September 2016, Netlist, Inc. (the “Company”) filed legal proceedings for patent infringement against SK hynix Inc., a South Korean memory semiconductor supplier, and two of its subsidiaries in the U.S. International Trade Commission and in district court (collectively, the “SK hynix Proceedings”).

On May 3, 2017, the Company and TR Global Funding V, LLC, an affiliate of TRGP Capital Management, LLC (“TRGP”), entered into an investment agreement (the “TRGP Agreement”), pursuant to which TRGP has agreed to directly fund the costs incurred by or on behalf of the Company in connection with the SK hynix Proceedings and certain inter partes patent review proceedings relating to the Company’s patents that are the subject of the SK hynix Proceedings, in each case including costs incurred since January 1, 2017 and as more fully described in the TRGP Agreement (all such funded costs, collectively, the “Funded Costs”). In exchange for such funding, the Company has agreed that, if the Company recovers any proceeds in connection with the SK hynix Proceedings, it will pay to TRGP the amount of the Funded Costs paid by TRGP plus an escalating premium based on when any such proceeds are recovered, such that the premium will equal a specified low-to-mid double-digit percentage of the amount of the Funded Costs and such percentage will increase by a specified low double-digit amount each quarter after a specified date until any such proceeds are recovered. In addition, pursuant to the terms of a separate security agreement between the Company and TRGP dated May 3, 2017 (the “Security Agreement”), the Company has granted to TRGP (i) a first-priority lien on, and security in, the claims underlying the SK hynix Proceedings and any proceeds that may be received by the Company in connection with such proceedings, and (ii) a second-priority lien on, and security in, the Company’s patents that are the subject of the SK hynix Proceedings.

The TRGP Agreement does not impose financial covenants on the Company. Termination events under the TRGP Agreement include, among others, any failure by the Company to make payments to TRGP thereunder upon receipt of recoveries in the SK hynix Proceedings; the occurrence of certain bankruptcy events; certain breaches by the Company of its covenants under the TRGP Agreement or the Security Agreement; and the occurrence of a change of control of the Company. If any such termination event occurs, subject to certain cure periods for certain termination events, TRGP would have the right to terminate its obligations under the TRGP Agreement, including its obligation to make any further payments of Funded Costs after the termination date. In the event of any such termination by TRGP, the Company would continue to be obligated to pay TRGP the portion of any proceeds the Company may recover in connection with the SK hynix Proceedings that TRGP would have been entitled to receive absent such termination, as described above, and TRGP may also be entitled to seek additional remedies pursuant to the dispute resolution provisions of the TRGP Agreement.

In connection with the TRGP Agreement, TRGP entered into intercreditor agreements with SVIC No. 28 New Technology Business Investment L.L.P. (“SVIC”) and Silicon Valley Bank (“SVB”), each of which holds a security interest in certain of the Company’s assets in connection with outstanding loans made to the Company, and SVIC and SVB entered into an intercreditor agreement with each other (such intercreditor agreements, collectively, the “Intercreditor Agreements”). Pursuant to the terms of the Intercreditor Agreements, TRGP, SVB and SVIC have agreed to their relative security interest priorities in the Company’s assets. The Company consented and agreed to the terms of each of the Intercreditor Agreements.

The foregoing descriptions of the TRGP Agreement, the Security Agreement and the Intercreditor Agreements are intended to be summaries and do not purport to be complete. As a result, such descriptions are subject to, and qualified in their entirety by reference to, the full text of each such document, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2017.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 8.01                                           Other Events.

On May 4, 2017, the Company issued a press release announcing the TRGP Agreement. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 8.01 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit
Number	Description
99.1	Press Release, dated May 4, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLIST, INC.

Date: May 9, 2017	By:	/s/ Gail M. Sasaki
Gail M. Sasaki
Vice President, Chief Financial Officer and Secretary